UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 29, 2016 (January 25, 2016)
PACIFIC PREMIER BANCORP, INC.
(Exact name of registrant as specified in its charter)
DELAWARE	0-22193	33-0743196
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
17901 Von Karman Avenue, Suite 1200, Irvine, CA		92614
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(949) 864-8000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Effective on January 25, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of Pacific Premier Bancorp, Inc. (the “Company”) approved grants of shares of time-based restricted stock (the “Shares”) and grants of performance-based restricted stock units (the “Units”) under the Pacific Premier Bancorp, Inc. Amended and Restated 2012 Long-Term Incentive Plan (the “Plan”) to the following named executive officers in the following amounts. The grants of Units are subject to the Company achieving certain performance goals in 2016, 2017, and 2018 (the “Performance Period”):

Executive	Shares of Restricted Stock	Maximum Restricted Stock Units for the Performance Period
Steven Gardner	85,000	14,625
Eddie Wilcox	12,700	5,375
Allen Nicholson	2,700	1,125
Mike Karr	5,400	2,250
Tom Rice	5,400	2,250

The amount reported in the table above reflects the maximum number of Units that may vest upon achievement of certain predetermined performance goals and assuming continued employment. The Units will vest annually, if at all, commencing January 25, 2017 in three installments ranging between 1/5 and 1/3 of the reported number of Units. Until the Shares vest, the executive may not transfer or encumber the Shares, but will have the right to receive all dividends or other distributions paid with respect to the Shares and will have the right to vote the Shares. The Shares are subject to the terms and conditions of the Plan and each recipient’s Restricted Stock Award Agreement, the form of which was filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on June 4, 2012, which Exhibit 10.4 is incorporated herein by reference.

Whether and to what extent the Units vest will be based on the Company’s achievement of performance goals for annual return on average tangible common equity, as adjusted for merger-related expenses (“AROATCE”), and the Company’s adjusted nonperforming assets as a percentage of total assets. If the “threshold” AROATCE performance goal is achieved in a given year of the Performance Period, 60% of one third of the Units will become eligible for vesting. If the “target” AROATCE performance goal is achieved in a given year of the Performance Period, 80% of one third of the Units will become eligible for vesting. If the “maximum” AROATCE performance goal is achieved in a given year of the Performance Period, one third of the Units will become eligible for vesting. If the Company’s nonperforming assets as a percentage of total assets, as adjusted to exclude nonperforming assets acquired through acquisitions, is equal to or exceeds a targeted percentage, the amount of the Units that may become vested and nonforfeitable in the applicable year of the Performance Period will be reduced.

To the extent the Units become vested, they will be payable in (i) shares of common stock of the Company, with each vested Unit entitling the recipient to one share of common stock of the Company, (ii) cash equal to the fair market value of the Company’s common stock as of the vesting date, or (iii) a combination of shares of common stock of the Company and cash. To the extent the performance goals are achieved for a particular year during the Performance Period, and provided that the executive is an employee of the Company on the applicable vesting date, the Units will vest and be paid when the Committee certifies in writing the Company’s achievement of the performance goals for that particular year.

The Units are subject to the terms and conditions of the Plan and each recipient’s Restricted Stock Unit Agreement. The form of Restricted Stock Unit Agreement evidencing the award of Units and future awards of performance-based restricted stock units under the Plan is filed herewith as Exhibit 10.1 and incorporated herein by reference.

ITEM 5.07 SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On January 25, 2016, the Company held a special meeting of shareholders (the “Special Meeting”) to consider and vote upon (i) a proposal to approve the issuance of shares of the Company’s common stock to the shareholders of Security California Bancorp pursuant to the Agreement and Plan of Reorganization, dated as of September 30, 2015, among the Company and Security California Bancorp, pursuant to which Security California Bancorp will merge (the “Merger”) with and into the Company, with the Company as the surviving institution, and (ii) a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the issuance of shares of the Company’s common stock in connection with the Merger. At the Special Meeting, the Company’s shareholders approved both proposals. The following are the voting results of each matter submitted to the Company’s shareholders at the Special Meeting.

On the record date for the Special Meeting, there were 21,510,746 shares of the Company’s common stock issued, outstanding and entitled to vote. Shareholders holding 17,142,813 shares of Company common stock were present at the Special Meeting, in person or represented by proxy.

1. Approval of the Issuance of Shares of Pacific Premier Common Stock.

For	Against	Abstain	Broker Non-Votes
17,079,161	19,889	43,763	None.

2. Adjournment.

For	Against	Abstain	Broker Non-Votes
16,181,645	883,895	77,273	None.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

The following exhibits are filed herewith:

Exhibit No.         Description of Exhibit

10.1	Form of Restricted Stock Unit Agreement under the Pacific Premier Bancorp, Inc. Amended and Restated 2012 Long-Term Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC PREMIER BANCORP, INC.

Dated:	January 29, 2016	By:	/s/ STEVE GARDNER
Steve Gardner
President and Chief Executive Officer